Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-139509 on Form S-8 of our reports dated March 10, 2008, relating to the financial statements of IPG Photonics Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph as to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006), and the effectiveness of IPG Photonics Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of IPG Photonics Corporation for the year ended December 31, 2007.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 10, 2008